Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the inclusion in this registration statement on Form S-4 of our report, which includes an explanatory paragraph relating to Fermavir Pharmaceuticals, Inc’s. ability to continue as a going concern, dated August 4, 2006, on our audits of the financial statements of Fennavir Pharmaceuticals, Inc. as of April 30, 2006 and for the year then ended and the period from November 15, 2002 (inception) to April 30, 2006. We also consent to the reference to our Firm under the caption “Experts.”
/s/ J.H. Cohn LLP
Jericho, New York
June 5, 2007